Exhibit 99.1

FOR IMMEDIATE RELEASE:

Golub Capital BDC, Inc. Declares Fiscal Year 2016 Fourth Quarter Distribution of $0.32 Per Share and Announces Fiscal Year 2016 Third Quarter Financial Results

CHICAGO, IL, August 3, 2016 – Golub Capital BDC, Inc., a business development company (NASDAQ: GBDC), today announced its financial results for its third fiscal quarter ended June 30, 2016.

Except where the context suggests otherwise, the terms "we," "us," "our," and "Company" refer to Golub Capital BDC, Inc. and its consolidated subsidiaries. "GC Advisors" refers to GC Advisors LLC, our investment adviser.

SELECTED FINANCIAL HIGHLIGHTS

(in thousands, expect per share data)

	June 30, 2016	March 31, 2016
Investment portfolio, at fair value	$1,628,509	$1,611,702
Total assets	$1,696,696	$1,665,015
Net asset value per share	$15.88	$15.85

	Quarter Ended
	June 30, 2016	March 31, 2016
Investment income	$32,106	$30,762
Net investment income	$15,885	$16,868
Net gain (loss) on investments and secured borrowings	$2,404	$(2,691)
Net increase in net assets resulting from operations	$18,289	$14,177

Net earnings per share	$0.35	$0.28
Net gain (loss) on investments and secured borrowings per share	$0.04	$(0.05)
Net investment income per share	$0.31	$0.33
Accrual for capital gain incentive fee per share	$0.01	$(0.01)
Net investment income before capital gain incentive fee accrual per share (1)	$0.32	$0.32

(1)	As a supplement to U.S. generally accepted accounting principles ("GAAP") financial measures, the Company has provided this non-GAAP performance result. The Company believes that this non-GAAP financial measure is useful as it excludes the accrual of the capital gain incentive fee, which is not contractually payable under the terms of the investment advisory agreement with GC Advisors.

Third Fiscal Quarter 2016 Highlights

•	Net increase in net assets resulting from operations for the quarter ended June 30, 2016 was $18.3 million, or $0.35 per share, as compared to $14.2 million, or $0.28 per share, for the quarter ended March 31, 2016;
•	Net investment income for the quarter ended June 30, 2016 was $15.9 million, or $0.31 per share, as compared to $16.9 million, or $0.33 per share, for the quarter ended March 31, 2016;
•	Net investment income for the quarter ended June 30, 2016 excluding a $0.6 million accrual for the capital gain incentive fee under GAAP was $16.4 million, or $0.32 per share, as compared to $16.4 million, or $0.32 per share, when excluding a $0.5 million reversal in the accrual for the capital gain incentive fee under GAAP, for the quarter ended March 31, 2016;
•	Net gain on investments and secured borrowings for the quarter ended June 30, 2016 was $2.4 million, or $0.04 per share, as compared to a loss of $2.7 million, or ($0.05) per share, for the quarter ended March 31, 2016; and
•	Our board of directors declared a quarterly distribution on August 3, 2016 of $0.32 per share, payable on September 29, 2016 to stockholders of record as of September 5, 2016.

Portfolio and Investment Activities

As of June 30, 2016, the Company had investments in 185 portfolio companies with a total fair value of $1,517.4 million and had investments in subordinated notes and limited liability company (“LLC”) equity interests in Senior Loan Fund LLC (“SLF”) with a total fair value of $111.1 million. This compares to the Company’s portfolio as of March 31, 2016, as of which date the Company had investments in 176 portfolio companies with a total fair value of $1,494.7 million and had investments in subordinated notes and LLC equity interests in SLF with a total fair value of $117.0 million. Investments in portfolio companies as of June 30, 2016 and March 31, 2016 consisted of the following:

	As of June 30, 2016		As of March 31, 2016
	Investments	Percentage of	Investments	Percentage of
Investment	at Fair Value	Total	at Fair Value	Total
Type	(In thousands)	Investments	(In thousands)	Investments
Senior secured	$174,608	10.7%	$179,513	11.1%
One stop	1,235,496	75.9	1,210,690	75.1
Second lien	37,461	2.3	38,909	2.4
Subordinated debt	1,966	0.1	1,911	0.1
Subordinated notes in SLF (1)	81,292	5.0	85,321	5.3
LLC equity interests in SLF (1)	29,772	1.8	31,698	2.0
Equity	67,914	4.2	63,660	4.0
Total	$1,628,509	100.0%	$1,611,702	100.0%

(1)	Proceeds from the subordinated notes and LLC equity interests invested in SLF were utilized by SLF to invest in senior secured loans.

The following table shows the asset mix of our new investment commitments for the three months ended June 30, 2016:

	For the three months ended June 30, 2016
	New Investment
	Commitments	Percentage of
	(In thousands)	Commitments

Senior secured	$27,257	17.5%
One stop	126,245	80.9
Subordinated debt	42	0.0 *
Equity securities	2,421	1.6
Total new investment commitments	$155,965	100.0%

* Represents an amount less than 0.1%.

Overall, total investments at fair value increased by 1.0%, or $16.8 million, during the three months ended June 30, 2016 after factoring in debt repayments, sales of securities, net fundings on revolvers and net change in unrealized gains (losses). Total investments at fair value held by SLF decreased by 2.9%, or $10.3 million, after factoring in debt repayments, sales of securities, net fundings on revolvers and net change in unrealized gains (losses).

For the three months ended June 30, 2016, the weighted average annualized investment income yield (which includes interest and fee income and amortization of capitalized fees and discounts) and the weighted average annualized income yield (which excludes income resulting from amortization of capitalized fees and discounts) on the fair value of income producing investments in the Company’s portfolio were 8.2% and 7.6%, respectively.

Consolidated Results of Operations

Total investment income for the quarters ended June 30, 2016 and March 31, 2016 was $32.1 million and $30.8 million, respectively. This $1.3 million increase was primarily attributable to an increase in the average earning investment balance in the quarter ended June 30, 2016.

Total expenses for the quarters ended June 30, 2016 and March 31, 2016 were $16.2 million and $13.9 million, respectively. This $2.4 million increase was primarily attributable to an increase in the accrual for capital gain incentive fee under GAAP due to higher unrealized appreciation in our portfolio and an increase in the incentive fee due to higher investment income.

During the quarter ended June 30, 2016, the Company recorded a net realized a loss of $5.4 million and recorded net unrealized appreciation of $7.8 million. The net realized loss was primarily due to the sale of one non-accrual portfolio company investment that was partially offset by realized gains on the sale of debt and equity investments. The net unrealized appreciation was due to the reversal of the unrealized depreciation on the sale of the non-accrual portfolio company investment as well as unrealized appreciation on several middle market debt and equity securities.

Liquidity and Capital Resources

The Company’s liquidity and capital resources are derived from the Company’s debt securitizations, U.S. Small Business Administration (“SBA”) debentures, revolving credit facilities and cash flow from operations. The Company’s primary uses of funds from operations include investment in portfolio companies and payment of fees and other expenses that the Company incurs. The Company has used, and expects to continue to use, its debt securitizations, SBA debentures, revolving credit facility, proceeds from its investment portfolio and proceeds from offerings of its securities and its dividend reinvestment plan to finance its investment objectives.

As of June 30, 2016, the Company had cash and cash equivalents of $3.2 million, restricted cash and cash equivalents of $58.7 million and $862.4 million of debt and secured borrowings outstanding. As of June 30, 2016, the Company had $53.9 million of remaining commitments and $6.3 million available for additional borrowings on its revolving credit facility, subject to leverage and borrowing base restrictions. As of June 30, 2016, the Company had $45.0 million of additional SBA debentures available, subject to customary SBA regulatory requirements.

On August 3, 2016, the Company’s board of directors declared a quarterly distribution of $0.32 per share, payable on September 29, 2016 to holders of record as of September 5, 2016.

On July 18, 2016, the Company entered into a Securities Purchase Agreement for the sale of 1,433,486 shares of the Company’s common stock to a third party institutional investor at a price per share of $17.44. Proceeds in cash of $25.0 million were received and the private placement closed on July 21, 2016.

Portfolio and Asset Quality

GC Advisors regularly assesses the risk profile of each of the Company’s investments and rates each of them based on an internal system developed by Golub Capital and its affiliates. This system is not generally accepted in our industry or used by our competitors. It is based on the following categories, which we refer to as GC Advisors’ internal performance ratings:

Internal Performance Ratings
Rating	Definition
5	Involves the least amount of risk in our portfolio. The borrower is performing above expectations, and the trends and risk factors are generally favorable.

4	Involves an acceptable level of risk that is similar to the risk at the time of origination. The borrower is generally performing as expected, and the risk factors are neutral to favorable.

3	Involves a borrower performing below expectations and indicates that the loan’s risk has increased somewhat since origination. The borrower may be out of compliance with debt covenants; however, loan payments are generally not past due.

2	Involves a borrower performing materially below expectations and indicates that the loan’s risk has increased materially since origination. In addition to the borrower being generally out of compliance with debt covenants, loan payments may be past due (but generally not more than 180 days past due).

1	Involves a borrower performing substantially below expectations and indicates that the loan’s risk has substantially increased since origination. Most or all of the debt covenants are out of compliance and payments are substantially delinquent. Loans rated 1 are not anticipated to be repaid in full and we will reduce the fair market value of the loan to the amount we anticipate will be recovered.

Our internal performance ratings do not constitute any rating of investments by a nationally recognized statistical rating organization or represent or reflect any third-party assessment of any of our investments.

The following table shows the distribution of the Company’s investments on the 1 to 5 internal performance rating scale at fair value as of June 30, 2016 and March 31, 2016:

	June 30, 2016		March 31, 2016
Internal	Investments	Percentage of	Investments	Percentage of
Performance	at Fair Value	Total	at Fair Value	Total
Rating	(In thousands)	Investments	(In thousands)	Investments
5	$93,519	5.7%	$109,610	6.8%
4	1,374,463	84.4	1,370,545	85.0
3	158,788	9.8	126,689	7.9
2	1,739	0.1	1,746	0.1
1	-	-	3,112	0.2
Total	$1,628,509	100.0%	$1,611,702	100.0%

Conference Call

The Company will host an earnings conference call at 1:00 p.m. (Eastern Time) on Thursday, August 4, 2016 to discuss the quarterly financial results. All interested parties may participate in the conference call by dialing (800) 670-5443 approximately 10-15 minutes prior to the call; international callers should dial (303) 223-2691. Participants should reference Golub Capital BDC, Inc. when prompted. For a slide presentation that we intend to refer to on the earnings conference call, please visit the Investor Relations link on the homepage of our website (www.golubcapitalbdc.com) and click on the Quarter Ended 6.30.16 Investor Presentation under Events/Presentations. An archived replay of the call will be available shortly after the call until 3:00 p.m. (Eastern Time) on September 3, 2016. To hear the replay, please dial (800) 633-8284. International dialers, please dial (402) 977-9140. For all replays, please reference program ID number 21814532.

Golub Capital BDC, Inc. and Subsidiaries

Consolidated Statements of Financial Condition

(In thousands, except share and per share data)

	June 30, 2016	March 31, 2016
	(unaudited)	(unaudited)
Assets
Investments, at fair value (cost of $1,610,427 and $1,601,440, respectively)	$1,628,509	$1,611,702
Cash and cash equivalents	3,167	5,335
Restricted cash and cash equivalents	58,727	36,863
Interest receivable	5,707	6,021
Receivable from investments sold	-	4,822
Other assets	586	272
Total Assets	$1,696,696	$1,665,015

Liabilities
Debt	$862,050	$840,050
Less unamortized debt issuance costs	6,051	6,454
Debt less unamortized debt issuance costs	855,999	833,596
Secured borrowings, at fair value (proceeds of $323 and $330, respectively)	326	334
Interest payable	5,300	3,136
Management and incentive fees payable	11,335	9,590
Payable for open trades	1,949	-
Accounts payable and accrued expenses	1,750	2,053
Accrued trustee fees	56	56
Total Liabilities	876,715	848,765

Net Assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of June 30, 2016 and March 31, 2016	-	-
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 51,623,325 and 51,511,221 shares issued and outstanding as of June 30, 2016 and March 31, 2016, respectively	52	51
Paid in capital in excess of par	796,060	794,135
Undistributed net investment income	2,640	3,239
Net unrealized appreciation (depreciation) on investments and secured borrowings	20,747	12,927
Net realized gain (loss) on investments and secured borrowings	482	5,898
Total Net Assets	819,981	816,250
Total Liabilities and Total Net Assets	$1,696,696	$1,665,015

Number of common shares outstanding	51,623,325	51,511,221
Net asset value per common share	$15.88	$15.85

Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except share and per share data)

	Three months ended
	June 30, 2016	March 31, 2016
	(unaudited)	(unaudited)
Investment income
Interest income	$30,867	$29,110
Dividend income	1,179	1,178
Fee income	60	474

Total investment income	32,106	30,762

Expenses
Interest and other debt financing expenses	7,019	6,833
Base management fee	5,567	5,405
Incentive fee	2,311	180
Professional fees	692	700
Administrative service fee	531	609
General and administrative expenses	101	136

Total expenses	16,221	13,863

Net investment income - before excise tax	15,885	16,899

Excise tax	-	31

Net investment income - after excise tax	15,885	16,868

Net gain (loss) on investments and secured borrowings
Net realized gain (loss) on investments	(5,416)	178
Net change in unrealized appreciation (depreciation) on investments and secured borrowings	7,820	(2,869)

Net gain (loss) on investments and secured borrowings	2,404	(2,691)

Net increase in net assets resulting from operations	$18,289	$14,177

Per Common Share Data
Basic and diluted earnings per common share	$0.35	$0.28
Dividends and distributions declared per common share	$0.32	$0.32
Basic and diluted weighted average common shares outstanding	51,513,685	51,382,676

ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc. (“Golub Capital BDC”) is an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Golub Capital BDC invests primarily in senior secured and one stop loans of U.S. middle-market companies that are often sponsored by private equity investors. Golub Capital BDC’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital group of companies ("Golub Capital").

ABOUT GOLUB CAPITAL

Golub Capital is a nationally recognized credit asset manager with over $18 billion of capital under management. The firm has an award-winning middle market lending business. Golub Capital has three highly complementary business lines led by experienced teams of credit professionals: Middle Market Lending, Late Stage Lending and Broadly Syndicated Loans. Golub Capital’s lending offices are located in Chicago, New York and San Francisco. For more information, please visit the firm’s website at www.golubcapital.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Ross Teune

312-284-0111

rteune@golubcapital.com

Source: Golub Capital BDC, Inc.